Exhibit 2.

FOR IMMEDIATE RELEASE                           Release Cleared 10:13 a.m.
Source:  Jewelcor Management, Inc.
For Information Contact:
Seymour Holtzman (570) 822-6277, ext. 23

Jewelcor Management, Inc. Applauds Western Ohio Financial
Corporation's Decision to be Acquired by WesBanco Inc.

WILKES-BARRE, PA - - April 5, 2004 - - Activist investor

Seymour Holtzman, President of Jewelcor Management, Inc.,

the owner of 152,747 shares of Western Ohio Financial

Corporation (NASDAQ: WOFC), congratulates the Board of Directors of Western Ohio Financial Corporation and John Raisbeck, its CEO,

on their decision to be acquired by WesBanco Inc., (NASDAQ: WSBC)

in an effort to enhance shareholder value.  Mr. Holtzman said,

"Although I had hoped for a better price, I am pleased that

Mr. Raisbeck and the directors of Western Ohio acted responsibly in hiring Freedman Billings Ramsey to seek out an acquirer."

"Obviously, in view of these circumstances, there is no need for

Jewelcor Management, Inc. to run a slate of directors at the

Annual Meeting of Stockholders as it previously announced."


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